Exhibit 4.20

AMENDMENT TO
EMPLOYMENT AGREEMENT

The Employment Agreement by and between BeyondSpring Pharmaceuticals, Inc. (the “Company”) and Richard Daly (the “Employee”) dated as of June 8, 2018 (the “Agreement”) is hereby amended , effective as of September 24, 2019, as follows:

1.	The final sentence of Section 3.a. of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Company hereby covenants and agrees to perform a comprehensive compensation review of all executives no later than December 31, 2019, and to implement  a  competitive, broad-based compensation increase program in connection therewith that includes Employee, such program to be made retroactive to August 1, 2019.”

2.	Except as explicitly set forth herein, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this amendment effective as of the date written above.

BEYONDSPRING PHARMACEUTICALS, INC.

By:	/s/ Lan Huang

Its:	CEO

EMPLOYEE

/s/ Richard Daly
Richard Daly